BlackRock Series, Inc.: BlackRock International Fund

File No. 811-08797

Item No. 77M (Mergers) -- Attachment

During the fiscal annual period ended October 31, 2011, BlackRock International Fund (the “International Fund”), a series of BlackRock Series, Inc. (the “Registrant”), File No. 811-08797, acquired substantially all of the assets and certain stated liabilities of the BlackRock International Value Fund of BlackRock International Value Trust (the “International Value Fund”), File No. 811-04182, in a Reorganization (the “Reorganization”).

The Board of Trustees of the Registrant unanimously approved the Reorganization.  As provided in the Agreement and Plan of Reorganization (“Reorganization Agreement”), the International Value Fund transferred all of its assets to the International Fund in exchange for the assumption by the International Fund of certain stated liabilities of the International Value Fund and shares of the International Fund Portfolio, the shares of which were distributed by the International Value Fund to the holders of its shares.

On April 1, 2011, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-173235) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the Combined Prospectus/Proxy Statement informing the shareholders of the International Value Fund of the Reorganization.  A filing on Form 497 relating to the N-14 Registration Statement was filed on May 20, 2011.  Shareholders of the International Value Fund approved the Reorganization at a Special Meeting of Shareholders on June 24, 2011.

On August 15, 2011 (the “Reorganization Date”), pursuant to the Reorganization Agreement, the International Value Fund transferred net assets valued at $641,256,387  to the International Fund and received in exchange 30,552,476 Institutional Shares, 7,680,422 Investor A Shares, 1,498,587 Investor B Shares, 10,547,230 Investor C Shares and 2,819,735 Class R Shares, respectively, of the International Fund. Such shares were then distributed to the shareholders of International Value Fund on that date.